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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No.    2  )*
                                              ------

                                MOBILE MINI, INC.
                                (Name of Issuer)


                                  Common Stock
       ------------------------------------------------------------------
                         (Title of Class of Securities)


                                    60740F105
                          ----------------------------
                                 (CUSIP Number)



                                December 31, 2001
              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 Pages

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------------------------------------                   -------------------------
                                            13G
CUSIP No.  60740F105                                       Page 2 of 9 Pages
         ---------------
------------------------------------                   -------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Liberty Wanger Asset Management, L.P. 36-3820584

--------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                     (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                                None
     NUMBER OF
                      ----------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES

                                650,000
    BENEFICIALLY
                      ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
      OWNED BY

        EACH                     None

     REPORTING
                      ----------------------------------------------------------
       PERSON           8    SHARED DISPOSITIVE POWER

        WITH
                                650,000

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            650,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                            [_]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.6%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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------------------------------------                   -------------------------
                                            13G
CUSIP No.  60740F105                                       Page 3 of 9 Pages
         ---------------
------------------------------------                   -------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.

--------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                     (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                                None
     NUMBER OF
                      ----------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES

                                650,000
    BENEFICIALLY
                      ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
      OWNED BY

        EACH                     None

     REPORTING
                      ----------------------------------------------------------
       PERSON           8    SHARED DISPOSITIVE POWER

        WITH
                                650,000

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            650,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                            [_]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.6%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a)         Name of Issuer:

                           Mobile Mini, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                           7420 S. Kyrene Road, Suite 101
                           Tempe, Arizona 85283


Item 2(a)         Name of Person Filing:

                           Liberty Wanger Asset Management, L.P. ("WAM")
                           WAM Acquisition GP, Inc., the general partner of WAM
                              ("WAM GP")


Item 2(b)         Address of Principal Business Office:

                           WAM and WAM GP are located at:

                           227 West Monroe Street, Suite 3000
                           Chicago, Illinois  60606


Item 2(c)         Citizenship:

                           WAM is a Delaware limited partnership; and WAM GP is a Delaware corporation.

Item 2(d)         Title of Class of Securities:

                           Common Stock

Item 2(e)         CUSIP Number:

                           60740F105

Item 3            Type of Person:

                           (e)    WAM is an Investment Adviser registered under
                                  section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                                Page 4 of 9 Pages

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Item 4          Ownership (at December 31, 2001):

                   (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                           650,000

                   (b)     Percent of class:

                           4.6% (based on 14,094,227 shares outstanding as of November 2, 2001)

                   (c)     Number of shares as to which such person has:

                                (i)  sole power to vote or to direct the vote:
                                     none

                               (ii)  shared power to vote or to direct the vote:
                                     650,000

                              (iii) sole power to dispose or to direct the disposition of: none

                               (iv)  shared power to dispose or to direct
                                     disposition of:  650,000

Item 5          Ownership of Five Percent or Less of a Class:

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                   Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                   Not Applicable

Item 8          Identification and Classification of Members of the Group:

                   Not Applicable

Item 9          Notice of Dissolution of Group:

                   Not Applicable

                               Page 5 of 9 Pages

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Item 10          Certification:

                     By  signing below I certify that, to the best of my
                 knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 6 of 9 Pages

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                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2002


                      The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                  By:  /s/ Bruce H. Lauer
                                       -----------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary

                               Page 7 of 9 Pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 11, 2002 between Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.

                               Page 8 of 9 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                           Dated:  February 11, 2002


                                    WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                Page 9 of 9 Pages